                                                                  EXHIBIT 3.(h)


                            CROWN LABORATORIES, INC.
                                 PRESS RELEASE

        CROWN LABORATORIES, INC. (AMEX: CLL.EC) ANNOUNCED TODAY THAT IT HAS EXTENDED UNTIL MARCH 28, 1996 ITS OFFER TO ITS HOLDERS OF ITS PRIVATELY
PLACED WARRANTS TO EXERCISE THE WARRANTS AT $1 3/8 PER SHARE INSTEAD OF $3.00 PER SHARE IF EACH HOLDER EXERCISES AT LEAST 60% OF SUCH WARRANTS BY SUCH DATE. IF AT LEAST 60% OF A HOLDER'S WARRANTS ARE EXERCISED, THE EXPIRATION DATE OF HIS REMAINING WARRANTS WILL BE EXTENDED ONE YEAR. CROWN LABORATORIES, INC. CANNOT PREDICT WHICH, IF ANY, OF ITS 1,475,563 PRIVATELY PLACED WARRANTS MAY BE EXERCISED. AS OF MARCH 11, 1996, 25,000 WARRANTS HAD BEEN TENDERED FOR EXERCISE.

         THE WARRANTS WERE ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR SOLD IN ABSENCE OF AN APPLICABLE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION. THE SHARES UNDERLYING THE WARRANTS HAVE BEEN REGISTERED FOR RESALE BY HOLDERS OF THE WARRANTS.